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              Consent of Independent Certified Public Accountants


The Board of Directors
Capital Markets Assurance Corporation:

We consent to the use of our report included in the Form 8-K of Chevy Chase Bank, F.S.B. related to the Registration Statement on Form S-3 (No. 333-1682), and to the referencence to our firm under the heading "Experts" in the Chevy Chase Home Loan Trust 1997-1 Prospectus Supplement.

                         /s/ KPMG Peat Marwick LLP

New York, New York
September 18, 1997